Loan Authorization Agreement
This Loan Authorization Agreement (the “Credit Agreement”) is dated as of May 5, 2015, between FCStone, LLC, an Iowa limited liability company (“Borrower”) and BMO Harris Bank N.A. (“Bank”). The Borrower has applied for, and the Bank has approved the establishment of, a loan account (“Loan Account”) from which the Borrower may from time to time request loans in the aggregate amount of credit shown below (the “Maximum Credit”). This Credit Agreement, and the Loan Account established hereunder, represents an uncommitted credit facility, and each Loan (as hereinafter defined) is made available to the Borrower subject to the Bank’s approval on a loan‑by‑loan basis as and when such Loan is requested by the Borrower. The Borrower may make principal payments at any time and in any amount. The request by the Borrower for, and the making by the Bank of, any loan against the Loan Account shall constitute an agreement between the Borrower and the Bank as follows:

Type of Loan Account:	Revolving, which means as principal is repaid, the Borrower may reborrow subject to this Credit Agreement.
Multiple Advances, which means that the Borrower may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.
Amount of Maximum Credit:    $50,000,000
Each Loan Requested Shall Be At Least:    $1,000,000
Maturity Date: The Loan Account terminates, and Loans are payable, On Demand.
Section 1.    Using the Account. All loans and advances from the Loan Account are referred to in this Credit Agreement as “Loans”. Loan requests shall be sent to the Borrower’s Harris Account Officer and may be made by writing or by telephone. Loan proceeds shall be credited to the Borrower’s deposit account no.  [redacted] at the Bank, unless the Bank is directed otherwise by written directions from the Borrower in a form acceptable to the Bank. The amount of each Loan requested shall be at least the minimum amount shown above; and the Bank shall have the right to refuse to honor any Loan requested by the Borrower which is less than that minimum amount, even if the Bank has previously honored a Loan request for less than the minimum amount. The Borrower shall not request any Loan which, when taken together with the Loans then outstanding, would exceed the Maximum Credit. If Loans are secured directly or indirectly by securities traded on a national exchange or by other “margin stock” (as defined by the Federal Reserve Board in Regulation U), then the Borrower promises to furnish the Bank a duly executed and completed Form U‑1 statement and agrees that the proceeds of Loans from the Loan Account will not be used to purchase or carry stock, convertible bonds or warrants unless the Borrower has obtained the prior written consent of the Bank.
All Loans shall be made against and evidenced by the Borrower’s promissory note payable to the order of the Bank in the principal amount of $50,000,000, such note to be in the form of Exhibit A attached hereto (the “Note”). The Bank agrees that, notwithstanding the principal amount of the Note stated on its face, the Note shall evidence only the actual unpaid principal balance of Loans made under the Loan Account. The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note.
Section 2.    Interest. The outstanding principal balance of the Loans shall bear interest (which the Borrower hereby promises to pay) at the rate per annum mutually agreed upon by the Borrower and the Bank, provided that if the Loans or any part thereof are not paid when due (whether by demand or otherwise), the Loans shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto. Interest on the Loans shall be payable monthly in arrears on the last day of each calendar month in each year; and interest shall also be due and payable upon demand. Interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed. The interest rate payable under this Credit Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate that the Borrower may contract to pay under applicable law.
Section 3.    Fees. Since this is an uncommitted credit arrangement, no commitment or similar fee will be charged.
Section 4.    Payments. All payments shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set‑off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Except for any account or deposit account subject to segregation under Commodity Exchange Act rules, as amended. The Borrower hereby irrevocably authorizes the Bank to charge from time to time any of the Borrower’s deposit accounts with the Bank and/or make Loans from time to time hereunder, in each case for payment of any amounts then due and payable hereunder (whether for interest then due or otherwise); provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Loan, and the Bank shall incur no liability to the Borrower or any other person or entity for its failure to do so. Payments received by the Bank shall be applied first to accrued interest then due and then to the principal balance of outstanding Loans unless otherwise directed, provided that after demand all payments received shall be applied in such order and manner as the Bank shall determine. If any payment from the Borrower under this Credit Agreement becomes due on a Saturday, Sunday or a day which is a legal holiday for banks in the State of Illinois, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Credit Agreement.
Section 5.    Representation and Warranties of Debtor. In consideration of establishing and maintaining the Loan Account, the Borrower hereby represents and warrants to the Bank on the date of this Agreement, and on each date that credit is to be extended hereunder, that: (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Credit Agreement, the Note, the Collateral Documents (as defined below), and the Pledged Warrants Custodial Agreement and/or the Pledged Receipts Custodial Agreement of even date herewith among the Borrower, the Bank and the Chicago Mercantile Exchange, Inc. (collectively, the “Loan Documents”) are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s organizational documents (e.g., charter, articles of incorporation and by‑laws, articles of association and operating agreement, partnership agreement or any similar organizational documents) or any law, judgment, order, injunction, decree or contractual restriction binding on or affecting the Borrower and will not result in the creation or imposition of any lien or other encumbrances on any property of the Borrower except for the liens and security interests granted to the Bank; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower’s due execution, delivery, and performance of this Credit Agreement or the other Loan Documents; (d) this Credit Agreement is, and the Note when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligation enforceable against the Borrower in accordance with its terms; (e) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the

Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) the Borrower’s balance sheet as of September 30, 2014, and the Borrower’s related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Bank, fairly present Borrower’s financial condition as at such date and result of the operations for the period ending on such date, all in accordance with generally accepted accounting principles consistently applied, and since September 30, 2014, there has been no material adverse change in the Borrower’s condition or operations; and (g) there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the Borrower’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Credit Agreement or any of the other Loan Documents.
Section 6.    Additional Terms. So long as this Credit Agreement and the Loan Account established hereunder remain in effect, the Borrower further agrees with the Bank as follows:
(a)    Financial Information. The Borrower shall maintain a standard system of accounting in accordance with generally accepted accounting principles and shall furnish to Bank and its duly authorized representatives such information respecting the Borrower’s business and financial condition as the Bank may reasonably request; and without any request, the Borrower shall furnish to Bank: (a) any event within 45 days after the last day of each month, a copy of the Borrower’s financial statements and reports for each month accounting period consisting of a CFTC Form1-FR-FCM including a profit and loss statement of the Borrower prepared by the Borrower as of the end of and for such period in accordance with generally accepted accounting principles consistently applied and certified to by the Borrower’s chief financial officer, (b) as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, a copy of the Borrower’s balance sheet as of the last day of such year and the Borrower’s statements of income, retained earnings, and cash flows for the fiscal year then ended, each in reasonable detail, prepared by the Borrower in accordance with generally accepted accounting principles and accompanied by an unqualified audit report on such financial statements prepared by the Borrower’s independent public accountants, and (c) promptly after knowledge thereof shall have come to the actual knowledge of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor action against the Borrower which, if adversely determined, would materially and adversely affect the Borrower’s condition (financial or otherwise) or operations.
(d)    Deposit Accounts. The Borrower agrees that the Bank shall be among the Borrower’s primary depository institutions.
(e)    Security. The Loans (both for principal and interest) and the Borrower’s other obligations under this Credit Agreement, the Note and the Collateral Documents defined below shall be secured by certain property of the Borrower pursuant to one or more security agreements, mortgages and/or deeds of trust (such security agreements, mortgages and/or deeds of trust, as the same may be amended, modified, restated or supplemented from time to time, being herein referred to collectively as the “Collateral Documents”), and the Borrower shall at all times comply with the terms and conditions of the Collateral Documents. In addition, the Loans may also be secured by other collateral which secures other indebtedness which the Borrower may have outstanding from the Bank at the present time or in the future. The Bank shall have the right to call for additional security satisfactory to the Bank should the value of the collateral decline or be deemed by the Bank inadequate or unsatisfactory.

Section 7.    Demand Obligation; Enforcement. The Borrower shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest On Demand. The Bank can demand payment in full of the Loans at any time in its sole discretion even if the Borrower has complied with all of the terms of this Credit Agreement.
No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Bank all costs and expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any other amounts due under this Credit Agreement and the enforcement of rights to any security therefor, including, without limitation, reasonable attorneys’ fees and court costs (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Bank shall have the right, at any time, to set‑off the balance of any deposit account that the Borrower may at any time maintain with the Bank or any of its affiliates against any amounts at any time owing under this Credit Agreement, whether or not the balance of Loans under this Credit Agreement is then due.
Section 8.    Indemnity. The Borrower further agrees to indemnify Bank, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to this Credit Agreement or the other Loan Documents or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, Borrower shall not assert or cause any third party to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Each party’s obligations under this Section shall survive the termination of the Loan Documents and the payment of the obligations hereunder.
Section 9.    Termination. The availability of additional Loans under this Credit Agreement will automatically terminate On Demand. The Bank reserves the right at any time without notice to Borrower to refuse any Loan request even though the Borrower has complied with all of the terms of this Credit Agreement. No termination under this Section shall affect the Bank’s rights or the Borrower’s obligations regarding payment or default under this Credit Agreement. Such termination shall not affect the Borrower’s obligation to pay all Loans and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Credit Agreement, and the Borrower agrees that any such payment by the Bank shall constitute a Loan to Borrower under this Credit Agreement.
Section 10.    Notices. The Bank may rely on instructions from the Borrower with respect to any matters relating to this Credit Agreement or the Loan Account, including, without limitation, telephone loan requests which are made by a person whom the Bank believes to be the Borrower or its authorized representative. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at: Sandra E. McCarthy 1251 NW Briarcliff Parkway, Suite 800 Kansas City, MO 64116 Attention: Sandy McCarthy Telephone:(816) 332-0701 Telecopy:(816) 817-1838	to the Bank at: BMO Harris Bank N.A. 115 S. LaSalle Street, 20-West Chicago IL 60603 Attention:Krupa Tantuwaya Telephone:312-461-2491 Telecopy:312-765-8201
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means (including, without limitation, via recognized overnight courier), when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 above shall be effective only upon receipt.
Section 11.    No Third Party Beneficiaries. This Credit Agreement is solely and exclusively for the benefit of the parties hereto, and, except as provided in Section 8 hereof, nothing in this Credit Agreement, express or implied, is intended to or will confer on any other person or entity, any rights, benefits or remedies of any nature whatsoever under or by reason of this Credit Agreement.
Section 12.    Governing Law, Etc. The Borrower waives presentment and notice of dishonor. This Credit Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Credit Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. If any part of this Credit Agreement is unenforceable, that will not make any other part unenforceable. This Credit Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of executed counterparts of this Credit Agreement by telecopy shall be effective as an original. This Credit Agreement shall be governed by the internal laws of the State of Illinois.
Section 13.    Consent to Jurisdiction. The Borrower submits to the non‑exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State Court sitting in Cook County, Illinois, for purposes of all legal proceedings arising out of or relating to this Credit Agreement or the transactions contemplated hereby.
Section 14.    Jury Trial Waiver. The Borrower and the Bank waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Credit Agreement or the transactions contemplated hereby.

Section 15.    USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.
This Loan Authorization Agreement is entered into in Chicago, Illinois, as of the date and year first above written.
FCStone, LLC

By	/s/ William Dunaway
Name     William Dunaway
Title     CFO

By	/s/ Sandra E. McCarthy
Name     Sandra E. McCarthy
Title     Chief Compliance Officer

BMO Harris Bank N.A.

By	/s/ Scott M. Ferris
Name     Scott M. Ferris
Title     Managing Director